Exhibit 5.3

United States Securities & Exchange Commission

Re: Registration Statement of Canadian Natural Resources Limited dated August 29, 2025

Dear Sirs,

We are a firm of independent petroleum consultants of Calgary, Alberta having prepared a report with respect to the reserves data of Canadian Natural Resources Limited with an effective date of December 31, 2024 (the “Report”).

We refer to the Registration Statement dated August 29, 2025 relating to the offering of debt securities from time to time by Canadian Natural Resources Limited, filed with the Securities and Exchange Commission (the “Registration Statement”). We hereby consent to the reference to our firm under the heading “Experts” and to the use of our Report which is incorporated by reference in the Registration Statement.

Yours truly,

Sproule International Limited

/s/ Steven J. Golko, P. Eng

Steven J. Golko, P. Eng.

Senior Vice President, Reserves & Resources

August 29, 2025

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